5
1
<SROS>NASDAQ
<REPORTING-OWNER>
  0000941956
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Ohio Casualty Corporation
  0000073952
  <IRS-NUMBER>31-0783294
</SUBJECT-COMPANY>
<PERIOD>12/31/02

5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported.

[ ] Form 4 Transactions Reported.

1. Name and Address of Reporting Person(s)

   BROWN, JACK ELLIOTT
   2 GRANDIN LANE
   CINCINNATI, OH  45208

2. Issuer Name and Ticker or Trading Symbol
   Ohio Casualty Corporation (OCAS)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year

   12/31/2002

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Non-Employee Director

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person


Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     11,562         D  Direct


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
----------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
----------------------------------------------------------------------------------------------------------------------------------

Non-Qualified Stock Option      $13.1250                                                                   03/23/01     03/23/10
(right to buy)
Non-Qualified Stock Option      $15.7500                                                                   02/23/95     08/23/04
(right to buy)
Non-Qualified Stock Option      $17.0625                                                                   11/01/00     05/01/10
(right to buy)
Non-Qualified Stock Option      $21.1250                                                                   11/20/97     05/20/07
(right to buy)


Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
----------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
----------------------------------------------------------------------------------------------------------------------------------

Non-Qualified Stock Option                Common Stock                    15,000                    15,000       D   Direct
(right to buy)
Non-Qualified Stock Option                Common Stock                     6,000                     6,000       D   Direct
(right to buy)
Non-Qualified Stock Option                Common Stock                     6,000                     6,000       D   Direct
(right to buy)
Non-Qualified Stock Option                Common Stock                     6,000                     6,000       D   Direct
(right to buy)


Explanation of Responses:



SIGNATURE OF REPORTING PERSON

/S/ BROWN, JACK ELLIOTT

DATE  02/04/03